EXHIBIT 13(A)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Condensed Financial Information”, “General Information and History”, and “Experts” in Post-Effective Amendment No. 61 to the Registration Statement and related Prospectus and Statement of Additional Information appearing therein pertaining to The Paul Revere Variable Annuity Contract Accumulation Fund and to the use therein pertaining to our reports dated (a) February 21, 2007, with respect to the financial statements and supplementary information of The Paul Revere Variable Annuity Contract Accumulation Fund, and (b) February 26, 2007, with respect to the financial statements of The Paul Revere Variable Annuity Insurance Company.

/s/ Ernst & Young LLP

Chattanooga, Tennessee

April 27, 2007